Exhibit 10.18

May 31, 2017

HighCape Partners Management, L.P.

10751 Falls Road

Suite 300

Baltimore, MD 21093

Ladies and Gentlemen:

As consideration for the transactional and financial advisory services that you are performing, and have performed, for Aziyo Biologics, Inc., a Delaware corporation (the “Company”) in connection with the Company’s acquisition of certain assets of CorMatrix Cardiovascular, Inc. on or about the date hereof and the refinancing of the Company’s senior indebtedness with MidCap Financial Trust in connection with such acquisition, the Company hereby agrees that, contingent upon the consummation of (i) a “Sale Transaction” (as such term is defined under the Company’s Certificate of Incorporation, as amended from time to time) (a “Sale Transaction”) or (ii) an initial underwritten public offering of the Company’s shares of Common Stock on a securities exchange (“IPO”), the Company shall pay you an amount equal to seven hundred fifty thousand dollars ($750,000.00). Such amount is due and payable upon the consummation of a Sale Transaction or an IPO and the Company’s obligations under this letter agreement shall terminate upon the payment of such amount to you upon the earlier of a Sale Transaction and an IPO.

This letter agreement may be executed as an original by facsimile or other electronic transmission and in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

If the foregoing represents your understanding and agreement, please sign a copy of this letter agreement in the space provided below and return the signed copy to us.

Very truly yours,

AZIYO BIOLOGICS, INC.

By:	/s/ Jeffrey D. Hamet
	Name:	Jeffrey D. Hamet
	Title:	Vice President, Finance and Treasurer

ACKNOWLEDGED AND AGREED TO:

HIGHCAPE PARTNERS MANAGEMENT, L.P.

By: HighCape Partners Management, LLC, its general partner

By:	/s/ Matt Zuga
	Name:	Matt Zuga
	Title:	Managing Member